Exhibit (d)(iv)

UK MiFIR product governance / Retail investors, professional investors and ECPs target market:
Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is retail clients, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”), and eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”) and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA (“UK MiFIR”); and (ii) all channels for distribution of the Notes are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

For the purposes of this provision, the expression “manufacturer” means any Manager that is a manufacturer under UK MiFIR.

The Issuer does not fall under the scope of application of UK MiFIR. Consequently, the Issuer does not qualify as an “investment firm”, “manufacturer” or “distributor” for the purposes of UK MiFIR.

PRICING SUPPLEMENT

27 May 2026

European Bank for Reconstruction and Development
U.S.$2,000,000,000 4.250 per cent. Global Notes due 29 May 2031 (the “Notes”)
issued pursuant to the European Bank for Reconstruction and Development
EUR 60,000,000,000 Global Medium Term Note Programme for the issue of notes

PART A – CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Offering Circular dated 3 July 2012 as supplemented by the Supplementary Offering Circulars dated 22 July 2019 and 13 June 2024 (together, the “Offering Circular”). This Pricing Supplement must be read in conjunction with such Offering Circular. Full information on the Notes is only available on the basis of the combination of this Pricing Supplement and the Offering Circular. The Offering Circular is available for viewing and copies may be obtained from the Issuer at 5 Bank Street, London, E14 4BG, United Kingdom.

SUMMARY OF THE NOTES

1	Specified Currency:	United States Dollar (“U.S.$”)

2	Nominal Amount:	U.S.$2,000,000,000

3	Type of Note:	Fixed Rate

4	Issue Date:	29 May 2026

5	Issue Price:	99.755 per cent. of the Nominal Amount

6	Maturity Date:	29 May 2031

7	Fungible with existing Notes:	No

FORM OF THE NOTES

8	Form of Note:	Registered

9	New Global Note:	No

10	Specified Denomination(s):	U.S.$1,000

11	Exchange of Bearer Notes:	Not Applicable

12	(a) Talons for future Coupons to be attached to definitive Bearer Notes:	Not Applicable

	(b) Date(s) on which the Talons mature:	Not Applicable

13	(a) Depositary for and registered holder of Registered Global Note:	Registered Global Note to be deposited with, or on behalf of, DTC and registered in the name of Cede and Co. as nominee for DTC.

	(b) Exchange of Registered Global Note:	Registered Global Note will only be exchangeable for definitive Registered Notes upon 45 days’ written notice in the limited circumstances described on page 42 of the Offering Circular.

PROVISIONS RELATING TO INITIAL PAYMENT

14	Partly Paid Notes:	No

PROVISIONS RELATING TO INTEREST

15	Interest Commencement Date:	29 May 2026

16	Fixed Rate Notes:

	(a) Fixed Rate of Interest:	4.250 per cent. per annum payable semi-annually in arrear.

	(b) Fixed Interest Dates:	29 May and 29 November in each year, from and including 29 November 2026 up to and including the Maturity Date, subject to the Business Day Convention specified below.

	(c) Initial Broken Amount per Specified Denomination:	Not Applicable

	(d) Final Broken Amount per Specified Denomination:	Not Applicable

	(e) Fixed Day Count Fraction:	30/360

	(f) Business Day Convention:	Following Business Day

	(g) Business Day definition if different from that in Condition 4(a)(iii):	Condition 4(a)(iii) applies (and for the avoidance of doubt, New York City is the principal financial centre). Additional business centre is London.

	(h) Calculation of interest to be adjusted in accordance with Business Day Convention specified above:	No

17	Zero Coupon Notes:	Not Applicable

18	Floating Rate Notes and Indexed Notes:	Not Applicable

PROVISIONS REGARDING PAYMENTS/DELIVERIES

19	Definition of “Payment Day” for the purpose of Condition 6(e) if different to that set out in Condition 6:	Condition 6(e) applies and, for the avoidance of doubt, New York City shall be the principal financial centre and London shall be the additional business centre.

20	Dual Currency Notes:	Not Applicable

21	Physically Settled Notes:	Not Applicable

PROVISIONS REGARDING REDEMPTION/MATURITY

22	(a) Redemption at Issuer’s option:	Not Applicable

	(b) Redemption at Noteholder’s option:	Not Applicable

23	(a) Final Redemption Amount for each Note (other than an Indexed or Formula Note where the index or formula applies to the redemption amount):	100.00 per cent. per Specified Denomination

	(b) Final Redemption Amount for each Indexed Note where the Index or Formula applies to the Final Redemption Amount:	Not Applicable

24	Instalment Note:	Not Applicable

25	Early Redemption Amount for each Note payable on an event of default:	Condition 5(d) applies

DISTRIBUTION, CLEARING AND SETTLEMENT PROVISIONS

26	Method of distribution:	Syndicated

27	If Syndicated, names and addresses of Managers or, if Non-Syndicated name and address of Dealer:
Joint Lead Managers

Bank of Montreal, London Branch
Sixth Floor, 100 Liverpool Street
London EC2M 2AT
United Kingdom

Citigroup Global Markets Limited
Citigroup Centre
Canada Square
Canary Wharf
E14 5LB
United Kingdom

Daiwa Capital Markets Europe Limited
5 King William Street
London EC4N 7DA
United Kingdom

Goldman Sachs International
Plumtree Court
25 Shoe Lane
London EC4A 4AU
United Kingdom

Co-Managers

BNP PARIBAS
16, boulevard des Italiens
75009 Paris
France

Barclays Bank PLC
1 Churchill Place
London E14 5HP
United Kingdom

J.P. Morgan Securities plc
25 Bank Street
Canary Wharf
London E14 5JP
United Kingdom

Merrill Lynch International
2 King Edward Street
London EC1A 1HQ
United Kingdom

Wells Fargo Securities, LLC
550 South Tyron Street
5th Floor
Charlotte, NC 28202
United States of America

28	Date of Syndication Agreement:	27 May 2026

29	Stabilising Manager:	Not Applicable

30	Additional selling restrictions:	Not Applicable

31	Details of additional/alternative clearing system approved by the Issuer and the Agent:	Not Applicable

32	Intended to be held in a manner which would allow Eurosystem eligibility:	No

33	Common Code:	339396388

	ISIN Code:	US29874QFF63

	CUSIP Number:	29874QFF6

34	Listing:
Application will be made by the Issuer (or on its behalf) for the Notes to be admitted to the Official List of the UK Financial Conduct Authority and trading on the Regulated Market of the London Stock Exchange plc

35
In the case of Notes denominated in the currency of a country that subsequently adopts the euro in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union, whether the Notes will include a redenomination clause providing for the redenomination of the Specified Currency in euro (a “Redenomination Clause”), and, if so specified, the wording of the Redenomination Clause in full and any wording in respect of redenominalisation and/or consolidation (provided they are fungible) with other Notes denominated in euro.
Not Applicable

36	Additional Information:	Not Applicable

37	Total Commissions:	0.125 per cent. of the Nominal Amount of the Notes.

This Pricing Supplement comprises the pricing supplement required for issue and admission to trading on the London Stock Exchange plc’s Regulated Market of the Notes described herein pursuant to the Euro 60,000,000,000 Global Medium Term Note Programme for the issue of notes of European Bank for Reconstruction and Development as from 29 May 2026 or as soon as practicable thereafter.

RESPONSIBILITY

The Issuer accepts responsibility for the information contained in this Pricing Supplement other than the information contained under the heading “UK MiFIR product governance / Retail investors, professional investors and ECPs target market”.

For and on behalf of

EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT

By:	/s/ Isabelle Laurent
Authorised signatory

PART B – OTHER INFORMATION

1	LISTING
Application will be made by the Issuer (or on its behalf) for the Notes to be admitted to the Official List of the UK Financial Conduct Authority and to trading on the Regulated Market of the London Stock Exchange plc with effect from 29 May 2026 or as soon as practicable thereafter. No assurance can be given that such listing and admission to trading will be obtained on such date, or, if obtained, that it will be maintained.

2	RATINGS
The Issuer and/or its debt obligations have been assigned an AAA credit rating from S&P Global Ratings Europe Limited (“S&P”), an Aaa credit rating from Moody’s Investors Service Limited (“Moody’s”), an AAA credit rating from Fitch Ratings Ltd (“Fitch”) and an AAA credit rating from Scope Ratings GmbH (“Scope”). As defined by S&P, an “AAA” rating means that the ability of the Issuer to meet its financial commitment on its obligations is extremely strong. As defined by Moody’s, an “Aaa” rating means that the Issuer’s ability to meet its financial obligations is judged to be of the highest quality, with minimal credit risk. As defined by Fitch, an “AAA” rating denotes the lowest expectation of credit risk and means that the Issuer has an exceptionally strong capacity for timely payment of its financial commitments. As defined by Scope, an “AAA” rating means that the Issuer is of exceptionally strong credit quality.

3	INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save as discussed in the section headed “Subscription and Sale” in the Offering Circular, so far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer.

4	REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

	(i) Reasons for the offer:	The net proceeds of the issue of the Notes will be included in the ordinary capital resources of the Issuer and used in its ordinary operations.

	(ii) Estimated net proceeds:	U.S.$ 1,992,600,000

	(iii) Estimated total expenses:	GBP 15,000

5	YIELD

	Indication of yield:	4.305 per cent. per annum As set out above, the yield is calculated at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.

6	HISTORIC INTEREST RATES

Not Applicable

7	PERFORMANCE OF INDEX/FORMULA/OTHER VARIABLE, EXPLANATION OF EFFECT ON VALUE OF INVESTMENT AND ASSOCIATED RISKS AND OTHER INFORMATION CONCERNING THE UNDERLYING

Not Applicable

8	PERFORMANCE OF RATES OF EXCHANGE AND EXPLANATION OF EFFECT ON VALUE OF INVESTMENT

Not Applicable